CONTACT: PAUL J. ARNDT                                     FOR IMMEDIATE RELEASE
         DIRECTOR OF FINANCIAL RELATIONS
         (847) 298-4501 X 457
         PARNDT@AMERIHOSTINN.COM


             AMERIHOST PROPERTIES, INC. ANNOUNCES FINAL RESULTS OF
                       "DUTCH AUCTION" SELF-TENDER OFFER

DES PLAINES, ILLINOIS, JUNE 9, 1999 - Amerihost Properties, Inc. announced today the final results of its Dutch Auction self-tender offer which expired Wednesday, June 2, 1999, at 5:00 p.m., New York City time. The Company had commenced its offer to purchase up to 1,000,000 shares of its Common Stock at a price range of $3.375 to $4.00 on Monday, May 3, 1999.

Based upon a final count by the Depositary, the Company accepted for purchase 774,937 shares of Common Stock at $4.00 per share. Payment was made on June 9, 1999 for all shares accepted for purchase. The shares of Common Stock purchased represent approximately 12.8% of the outstanding Common Stock immediately prior to the offer. Following the purchase of shares tendered in the offer, the Company had 5,263,445 shares of Common Stock outstanding.

Amerihost Properties, Inc. is a hotel development, operations, management and franchise company that owns, builds, manages and franchises mid-priced hotels. Each hotel offers an amenity package not often found in other mid-priced hotels. In addition, every AmeriHost Inn(R)hotel is "three-diamond" rated by AAA. Currently, Amerihost manages 92 properties in 17 states and maintains an ownership position in 89 of these hotels.

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This press release is for information purposes only and is not intended to serve as a solicitation to buy securities. Any solicitation to buy securities is made only pursuant to the Offer to Purchase, as amended, and the Letter of Transmittal dated May 3, 1999.


                                                      Amerihost Properties, Inc.
                                                                    June 9, 1999
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